UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 Or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 19, 2007

JMG Exploration, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-32438 (Commission File Number)	20-1373949 (IRS employer identification no.)
180 South Lake Ave. Seventh Floor Pasadena, CA	91101
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(626) 792-3842

 (Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02    Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 19, 2007 the Company determined that an impairment in undeveloped land of $1,861,458 should have been reflected in the March 31, 2007 financial statements. Most of the properties in question were sold to JED Oil Inc. in September 2007 and therefore the increased loss in the March 31, 2007 quarter has the effect of reducing the loss on the sale to JED Oil in the September 30, 2007 quarter. As a result of the restatement of the March 31, 2007 financial statements to increase the impairment reserve by $1,861,458, the previously reported loss on the sale of the properties to JED of $2,202,767 is reduced by $1,704,507 to a loss of $ $498,260.

The forms 10-Q as of and for the periods ended March 31, 2007 and June 30, 2007 will be restated to reflect the increased impairment reserves. The company's management, in consultation with the chairman of the audit committee, has discussed these restatements with Hein & Associates LLP, its independent registered public accounting firm.

The Form 10-Q as of and for the period ended September 30, 2007 has been delayed pending the restatement of the Forms 10-Q for March 31, 2007 and June 30, 2007.

Item 9.01    Financial Statements and Exhibits.

On November 21, 2007, JMG Exploration, Inc. issued a press release regarding the restatement of its Forms 10-Q as of and for the quarterly periods ended March 31, 2007 and June 30, 2007. A copy of that press release is attached to this report as Exhibit 99.1.

 (c) Exhibits

Exhibit No.	Description
99.1	Press Release dated November 21, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2007	JMG Exploration, Inc.
/s/ Joseph W. Skeehan
Joseph W. Skeehan, Chief Executive Officer

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